Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	WolfeAxelrodWeinbergerAssoc. llc
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
- Management to Conduct Conference Call Today at 4:15 pm EST -
ENGLEWOOD CLIFFS, NJ, February 11, 2008 — Asta Funding, Inc., (NASDAQ: ASFI), a company that acquires, manages, collects and services portfolios of distressed consumer receivables for its own account, today reported results for its fiscal first quarter, the three months ended December 31, 2007.
Total revenue for the first quarter ended December 31, 2007 was $34.2 million, a 33.4% increase compared to total revenue of $25.6 million for the first quarter ended December 31, 2006. Finance income for the first quarter ended December 31, 2007, was $34.1 million, an increase of 36.9% compared to finance income of $24.9 million for the quarter ended December 31, 2006. Net income for the three months ended December 31, 2007, rose 17.6% to $13.3, or $0.90 per diluted share, compared to $11.3, or $0.77 per diluted share, in the first quarter of the prior year.
Gary Stern, Chief Executive Officer, said, “I am pleased with our first quarter results, which was aided by revenue recognized from fully amortized portfolios (zero basis revenue) of approximately $11.0 million as compared to approximately $5.0 million in the same period a year ago. Our cash collections slowed during the quarter due to a challenging economic environment. Net cash collections from consumer receivables acquired for liquidation was $50.1 million for the first quarter, up 19.6% from $41.9 million in the prior year’s quarter. Cash collections represented by account sales were $7.8 million for the first quarter, or 13.5% of net cash collections in the quarter, down from $17.1 million (or 29.0% of net cash collections) in the first quarter of fiscal 2007. Total collections were $57.9 million for the first quarter, down from $59.0 million in the first quarter of fiscal 2007.”
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Mr. Stern continued, “Asta’s portfolio purchases for the quarter amounted to approximately $1.1 billion of face value receivables for a purchase price of $37.5 million, consisting primarily of credit card portfolios. The purchases include $8.6 million invested in a portfolio purchased from a major financial institution located in South America. Asta will continue to pursue portfolios as long as pricing meets our strict purchasing criteria. We continue to review portfolio opportunities and believe that there will be enough supply to support future purchases at opportunistic prices. Our business structure remains solid and our stockholders’ equity continues to expand, with the book value rising 27.5% to $18.00 per share at the end of the first quarter, up from a book value of $14.12 per share the same time last year.”
Mr. Stern concluded, “In the near term we believe collections in general will continue to be challenging. That being said, we are optimistic about future purchasing opportunities. Although the quarter’s success was highlighted by additional income recognized from fully amortized portfolios, in our opinion this does show the vitality of our past purchases”.
Asta Funding will conduct a teleconference today at 4:15 pm EST. To participate please dial USA/Canada (877) 866-5902, International (706) 679-3792 about 5 -10 minutes prior to 4:15 pm EST. Please refer to the Asta Funding earnings teleconference ID 34931295. A recording of the conference call will be available from 5:00 pm EST February 11th through February 18th, by dialing USA/ Canada (800) 642-1687, International (706) 645-9291, conference ID 34931295.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2007, and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that the portfolio purchase described in this press release may not be consistent with Asta’s initial valuation analysis, that the terms of the new financing obtained, or the anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta may experience operational difficulties in acquiring a portfolio of this size, that Asta received only limited representations and warranties with respect to the quality, quantity and characteristics of the portfolio and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
- Financial Tables to Follow -

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)

	Three Months Ended
	12/31/07	12/31/06
Revenues
Finance income, net	$34,135,000	$24,941,000
Other income	140,000	204,000
Equity in earnings of venture	(77,000)	500,000

	34,198,000	25,645,000
Expenses
General and administrative	5,805,000	5,088,000
Interest	5,941,000	1,519,000

	11,746,000	6,607,000

Income before income taxes	22,452,000	19,038,000
Income tax expense	9,138,000	7,712,000

Net income	$13,314,000	$11,326,000

Net income per share — Basic	$0.96	$0.82

Net income per share — Diluted	$0.90	$0.77

Weighted average number of shares outstanding:
Basic	13,918,158	13,765,048
Diluted	14,803,482	14,651,215
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ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS DATA

	December 31,	September 30,
	2007	2007
	(Unaudited)
ASSETS
Cash	$5,449,000	$4,525,000
Restricted cash	4,155,000	5,694,000
Consumer receivables acquired for liquidation (at net realizable value)	559,374,000	545,623,000
Due from third party collection agencies and attorneys	5,226,000	4,909,000
Investment in venture	1,363,000	2,040,000
Furniture and equipment, net	780,000	793,000
Deferred income taxes	8,726,000	12,349,000
Other assets and investments	4,822,000	4,323,000

Total assets	$589,895,000	$580,256,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Advances under line of credit	$325,427,000	$326,466,000
Other liabilities	7,984,000	7,537,000
Dividends payable	557,000	557,000
Income taxes payable	5,448,000	8,161,000

Total liabilities	339,416,000	342,721,000

Stockholders’ Equity
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 13,918,158 shares at December 31, 2007 and September 30, 2007	139,000	139,000
Additional paid-in capital	65,217,000	65,030,000
Retained earnings	185,123,000	172,366,000

Total stockholders’ equity	250,479,000	237,535,000

Total liabilities and stockholders’ equity	$589,895,000	$580,256,000

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